                                 Exhibit 99(a)

                                [CITATION LOGO]


                                  NASDAQ: CITA



AT THE COMPANY: AT FRB:
Richard Neece   Tony Ebersole (general) (312) 640-6728    tebersol@frb.bsmg.com
President       Leslie Loyet  (analysts)(312) 640-6672    lloyet@frb.bsmg.com
(314) 579-7900  Laura Kuhlmann (media)  (312) 266-2239    lkuhlmann@att.net

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 18, 2000

                        CITATION COMPUTER SYSTEMS REPORTS
                              THIRD QUARTER RESULTS

CITATION COMPUTER SYSTEMS HIGHLIGHTS
-    Third quarter revenues of $3.7 million
-    Net income of $0.02 per share
- Continued strong cash flow during quarter with ongoing debt reduction, increasing R&D
- First nine months net income up 30% from year-earlier period
- Strong anticipated fourth quarter expected to drive 10% to 12% fiscal year revenue growth

ST. LOUIS, JANUARY 18, 2000--CITATION COMPUTER SYSTEMS, INC. (NASDAQ: CITA), a provider of clinical and managed care information systems to the healthcare industry, today reported its third quarter results. The company also reported that with the resolution of Y2K uncertainties in the marketplace, it expects accelerated fourth quarter revenues and earnings in its current fiscal year, with annual revenue growth of between 10 and 12 percent.

For the third quarter ended December 31, 1999, the company reported net income of $66,000, or $0.02 per share, on revenues of $3.7 million, compared to net income of $194,000, or $0.05 per share, on revenues of almost $4.0 million during the same period last year. For the nine-month period ending December 31, the company reported net income of $311,000, or $0.08 per share, on revenues of $12.4 million, compared to net income of $236,000, or $0.06 per share, on revenues of $11.5 million. Cash flow from operations in the recent nine-month period was approximately $1.6 million. For the third quarter, recurring service revenues, representing ongoing service contracts with existing clients, were $1.8 million, or 48 percent of total revenues.

                                     MORE...
Form 8-K
CITATION Computer Systems, Inc.(R)

                                  Exhibit 99(a)

CITATION COMPUTER SYSTEMS, INC.
ADD 1

"While we continue to experience a strong pipeline of new business, the anticipation of Y2K held down spending by potential customers in the recent quarter. However, our revenues from existing clients, which included Y2K upgrades, were very strong. Now that our clients and customers are freed from these concerns, we expect sales to meet or exceed revenue and earnings targets in the fourth quarter," said J. Robert Copper, chairman and chief executive officer.

"As we look to increased sales, we expect our bottom line to improve correspondingly, as we continue to hold the line on our fixed costs. Our gross profit margin increased three percent in the quarter from the prior year's third quarter, to 56 percent of revenues, due to a lower proportion of hardware revenues and our disciplined approach to cost containment. Meanwhile, our cash flow remains strong. This has allowed us to not only reduce our bank line by more than half since the beginning of our fiscal year, but we have also significantly reinvested in product upgrades, which will be key to driving future growth," Copper added.

The company continued to increase its R&D spending during the quarter, to 19 percent of total revenue, up from 13 percent in the third quarter a year ago, as it upgrades systems, most recently its Microbiology software system.
The company expects to maintain these higher R&D levels into the near future.

MULTIPLE PRODUCT SALES EXPECTED TO DRIVE FUTURE GROWTH

Driven by CITATION's unique C-COM(R) information system, which has the ability to pull together and integrate existing hospital clinical systems into a unified network, the company expects to increase revenue growth through its strategy of multiple product sales to larger hospital systems and clinics. The company has built momentum this fiscal year in both expanding sales to its existing customer base while addressing the clinical information needs of interconnected healthcare systems in a given region. CITATION's customers often look to C-COM's unique ability to link multiple sites into existing systems. In addition, CITATION anticipates continued sales gains through purchases by large hospitals, hospital systems or large clinics of multiple systems, such as C-COM, C-LAB(R), C-RIS(R), and Anatomical Pathology.

The company's C-COM software system provides doctors and nurses the ability to communicate with clinical systems, order tests and receive test results, as well as store and retrieve clinical and insurance information necessary for reimbursement. In addition, C-COM's ability to enable other systems to do business over the Internet is becoming a very attractive sales vehicle, as healthcare enterprises look more and more to the Web to deliver both information and services. C-LAB is a complete information management system, which enables the collection of data for all laboratory sites and instruments, organizes the data, and reports it back to healthcare professionals.


                                MORE...
Form 8-K
CITATION Computer Systems, Inc.(R)

                                 EXHIBIT 99 (a)

CITATION COMPUTER SYSTEMS, INC.
ADD 2

EXPANDING HIGHER-MARGIN SALES EFFORT INTO GROWING MARKETS

"For the remainder of this current fiscal year and into the next, we are expanding our sales efforts into the full spectrum of hospitals, hospital systems and clinics," said Copper. "This includes small, mid-size and large hospitals, and clinics associated with hospitals and independent clinics tied to various HMOs. Our recent contract wins give us a high level of confidence of both the increasing demand for integrated systems and CITATION's unique ability to deliver more efficiently to the clinical data repository market. This is a market that is expected to grow by an estimated $54 million this coming year.

"As we look to complete this current fiscal year with as much as 10 to 12 percent revenue growth, we are looking to drive future revenues into the 20 percent range. With our established business model, which enables us to hold the line on fixed costs, increase R&D investment, and generate strong cash flow, we would expect to see additional improvement in our bottom line," Copper added.

CITATION Computer Systems, Inc. is a provider of client/server clinical and managed care information systems for the healthcare enterprise. CITATION's clinical and managed care systems are found in approximately 300 healthcare facilities throughout the United States, Canada, the United Kingdom, Ireland, Asia-Pacific, and other countries. CITATION is headquartered in St. Louis, Missouri. C-COM, C-LAB, and C-RIS are registered trademarks of CITATION.

Certain forward-looking statements are included in this news release that involve risks and uncertainties. The words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different as a result of various possibilities, including difficulties or delays in the introduction of new products or the revision of existing products, significant changes in healthcare regulation, economic downturns in any of the Company's markets, competitors, or various other factors discussed in Company filings with the Securities and Exchange Commission.

 FOR MORE INFORMATION ON CITATION COMPUTER SYSTEMS, INC. VIA FACSIMILE AT NO
      COST, SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE COMPANY SYMBOL CITA,
                  OR VISIT CITATION'S WEB SITE AT WWW.CITA.COM

                         - FINANCIAL TABLES TO FOLLOW -



                                MORE...
Form 8-K
CITATION Computer Systems, Inc.(R)

                                  Exhibit 99(a)

CITATION COMPUTER SYSTEMS, INC.
ADD 3


                         CITATION COMPUTER SYSTEMS, INC.
                   CONDENSED SUMMARY OF OPERATIONS - UNAUDITED
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                  Three Months Ended            NINE MONTHS ENDED
                                                               12/31/99       12/31/98       12/31/99       12/31/98
                                                               --------       --------       --------       --------
Net system sales and service revenues:
   System sales                                                $ 1,945        $ 2,177        $ 7,199        $ 5,864
   Service revenue                                               1,764          1,798          5,160          5,632
                                                                ------         ------         ------         ------
Total revenues                                                   3,709          3,975         12,359         11,496
                                                                ------         ------         ------         ------
Cost of products and services sold:
   System costs                                                  1,216          1,406          4,942          3,970
   Service costs                                                   403            424          1,203          1,390
                                                                ------         ------         ------         ------
Total cost of products and services sold                         1,619          1,830          6,145          5,360
                                                                ------         ------         ------         ------
Gross profit                                                     2,090          2,145          6,214          6,136
Research and development                                           697            506          1,847          1,777
Selling and administrative expense                               1,269          1,301          3,781          3,900
Loss on sale of financial systems business                           -              -              -             70
                                                                ------         ------         ------         ------
Operating income                                                   124            338            586            389
Other income (expense), net                                        (14)           (20)           (68)            (2)
                                                                ------         ------         ------         ------
Income before income taxes                                         110            318            518            387
Provision for income taxes                                          44            124            207            151
                                                                ------         ------         ------         ------
Net income                                                     $    66        $   194        $   311        $   236
                                                                ======         ======         ======         ======

Net income per share - basic and diluted                       $  0.02        $  0.05        $  0.08        $  0.06
                                                                ------         ------         ------         ------

Weighted average shares outstanding
   Basic                                                         3,848          3,832          3,845          3,819
                                                                ======         ======         ======         ======
   Diluted                                                       3,857          3,832          3,851          3,838
                                                                ======         ======         ======         ======

                                     MORE...
Form 8-K
CITATION Computer Systems, Inc.(R)

                                  Exhibit 99(a)

CITATION COMPUTER SYSTEMS, INC.
ADD 4

                         CITATION COMPUTER SYSTEMS, INC.
                             CONDENSED BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     (Unaudited)      (Audited)
                                                                     December 31,      March 31,
                                                                        1999             1999
                                                                        ----             ----
Assets:
Current Assets:
Cash and cash equivalents                                           $    254        $    204
Accounts Receivable:
     Trade, net                                                        6,501           6,857
     Other                                                               453             445
Inventories                                                              430             348
Prepaid expenses and other current assets                                209             369
Deferred tax asset                                                       142             142
                                                                      ------          ------

Total current assets                                                   7,989           8,365

Software development costs, net                                        1,495           1,775
Property and equipment, net                                              499             699
Long-term accounts receivable                                          1,519           1,569
Long-term deferred tax assets                                            902           1,104
Other assets                                                             274             366
                                                                      ------          ------

Total assets                                                        $ 12,678        $ 13,878
                                                                      ======          ======

Liabilities and shareholders' equity:
Current Liabilities:
Current portion of long-term debt                                   $    189        $    239
Accounts payable                                                         506           1,223
Customer deposits                                                        183             236
Accrued bonuses and commissions                                          209             139
Other accrued liabilities                                                212             211
Deferred service revenue                                               2,416           2,521
                                                                      ------          ------

Total current liabilities                                              3,715           4,569
                                                                      ------          ------

Long-term debt                                                           767           1,491
                                                                      ------          ------

Common stock                                                             387             384
Paid-in capital                                                        6,660           6,596
Retained earnings                                                      1,149             838
                                                                      ------          ------

                                                                       8,196           7,818
                                                                      ------          ------

Total liabilities and shareholders' equity                          $ 12,678        $ 13,878
                                                                      ======          ======


                                      -30-
Form 8-K
CITATION Computer Systems, Inc.(R)